As filed with the Securities and Exchange Commission on November 29, 2001
                                                   Registration No. 333-72626
=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            --------------------
                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            --------------------
                                 U.S. BANCORP
         (Exact name of registrant as specified in its charter)
              Delaware                                     41-0255900
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
  incorporation or organization)
                            --------------------


                                U.S. Bank Place
                               601 Second Avenue
                       Minneapolis, Minnesota 55402-4302
                                (612) 973-1111
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            --------------------
                              Lee R. Mitau, Esq.
                                 U.S. Bancorp
                               601 Second Avenue
                       Minneapolis, Minnesota 55402-4302
                                (612) 973-1111
           (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                            --------------------
                                  Copies to:
                            Michael D. Nathan, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                            New York, NY 10017-3954
                                (212) 455-2000
                              Fax: (212) 455-2502
                           ---------------------
    Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this Registration Statement.
                           ---------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/




                                  -------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                Subject to completion, dated November 29, 2001


PROSPECTUS
                                $1,483,179,000
                       USBANCORP [Registered Trademark]
        Contingent Zero-Coupon Accreting Redeemable SecuritiesSM (CZARSSM)
                      (Convertible Senior Notes) Due 2021
                                      And
                          Common Stock Issuable upon
                            Conversion of the CZARS
                               ---------------

          We issued the CZARS in a private placement in August 2001 at an issue price of $741.65 per CZARS. Selling securityholders will use this prospectus to resell from time to time their CZARS and the shares of our common stock issuable upon conversion of the CZARS.

         Except under circumstances described below, we will not pay cash interest on the CZARS before maturity. Instead, on August 6, 2021, the maturity date of the CZARS, holders of CZARS will receive $1,000 for each CZARS. The issue price per CZARS of $741.65 represented a yield to maturity of 1.50% per year calculated from August 6, 2001. If certain tax-related events occur and we so elect, the CZARS will cease to accrete original issue discount and cash interest will accrue at a rate of 1.50% per annum on the restated principal amount and be payable semi-annually. Each CZARS has a principal amount at maturity of $1,000.

          Holders may convert their CZARS at any time on or before the maturity date initially into 24.1430 shares of our common stock for each CZARS if (1) the sale price of our common stock issuable upon conversion of a CZARS reaches specified thresholds that decrease over time, (2) the credit rating of the CZARS is reduced to below specified thresholds, (3) the CZARS are called for redemption or (4) specified corporate transactions have occurred. The conversion rate may be adjusted as described in this prospectus. The conversion rate will not be adjusted for increases in accreted value.

          We may not redeem the CZARS before August 6, 2003. We may, at any time on or after August 6, 2003, redeem the CZARS for cash in an amount equal to the accreted value of the CZARS, plus accrued and unpaid interest, if any. Holders may require us to purchase the CZARS for cash on the following dates generally at the following prices: August 6, 2002 at $752.82; August 6, 2003 at $764.15, August 6, 2004 at $775.66, August 6, 2006 at $799.19, August
6, 2008 at $823.44, August 6, 2011 at $861.19, and August 6, 2016 at $928.01.
In addition, if we experience specified types of fundamental changes before August 6, 2003, holders may require us to purchase the CZARS for an amount equal to the accreted value of the CZARS, plus accrued and unpaid interest, if any.

          Commencing with the six-month period beginning August 6, 2003, we will pay contingent interest to the holders of CZARS during specified six-month periods if the average price of a CZARS for the five trading day reference period described in this prospectus equals 120% or more of the accreted value of a CZARS on the day immediately preceding the relevant six-month period. The amount of contingent interest payable per CZARS in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon conversion of a CZARS and (2) .17575% of accreted value. For a discussion of the special regulations governing contingent payment debt instruments, see "Certain United States Federal Income Tax Considerations--Classification of the CZARS" beginning on page 29.

          The CZARS are unsecured and rank equally with our other unsecured senior indebtedness.


          Our common stock is listed on the New York Stock Exchange under the symbol "USB".



                              ---------------

          Investing in the CZARS involves risks. See "Risk Factors" beginning on page 8 of this prospectus.

                              ---------------

         We will not receive any of the proceeds from the sale of the CZARS or shares of common stock by any of the selling securityholders. The CZARS and the shares of common stock may be offered and sold from time to time directly by the selling securityholders or alternatively through underwriters or broker-dealers or agents. The CZARS and the shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. If the CZARS and the shares of common stock are sold through underwriters or broker-dealers or agents, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any CZARS or common stock as principals, any profits received by those broker-dealers on the resale of the CZARS or common stock, may be deemed to be underwriting discounts or commissions under the Securities Act.

          Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus is               , 2001.

                             ---------------

          We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.



                               TABLE OF CONTENTS

                                                                         Page

Where You Can Find More Information.........................................2

Special Note Regarding Forward Looking Statements...........................3

U.S. Bancorp................................................................4

Summary of the Offering.....................................................5

Risk Factors................................................................8

Price Range of Common Stock and Dividend Policy.............................9

Use of Proceeds............................................................10

Description of the CZARS...................................................11

Description of Common Stock................................................25

Certain United States Federal Income Tax Considerations....................28

Certain ERISA Considerations...............................................35

Selling Securityholders....................................................37

Plan of Distribution.......................................................40

Legal Matters..............................................................42

Experts....................................................................42

                      WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

          This prospectus "incorporates by reference" the information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

          o Annual Report on Form 10-K for the year ended December 31, 2000;


          o Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;
               and


          o Current Reports on Form 8-K filed on January 22, February 28, March 6, March 12, March 16, April 17 (two reports), April 23, May 3, July 17, July 25, July 31, August 6, August 27, October 17 and October 31, 2001.

          Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is deemed to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

          You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                 U.S. Bancorp
                            601 Second Avenue South
                         Minneapolis, Minnesota 55402
                      Attn: Investor Relations Department
                                (612) 973-2263

          Unless otherwise indicated, currency amounts in this prospectus and in any applicable supplement are stated in U.S. dollars.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus, including documents incorporated by reference in this prospectus, contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of these risks and uncertainties include the following, in addition to those described in our reports on file with the SEC:

          o Our investments in our consumer banking, payment systems and wealth management business and in our Internet development could require additional incremental spending, and might not produce expected deposit and loan growth and anticipated contributions to earnings;

          o general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services;

          o changes in the domestic interest rate environment could reduce net interest income and could increase credit losses;

          o the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of our on-balance sheet and on-balance sheet assets, or the availability and terms of funding necessary to meet liquidity needs;

          o changes in the extensive laws, regulations and policies governing financial services companies could alter our business environment or affect operations;

          o the potential need to adapt to industry changes in information technology systems, on which we are highly dependent, could present operational issues or require significant capital spending;

          o competitive pressures could intensify and affect our profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the Internet, or bank regulatory reform; and

          o acquisitions, including that described below under "U.S. Bancorp", may not produce revenue enhancements or cost savings at levels or within time-frames originally anticipated, or may result in unforeseen integration difficulties.


          You should consider the areas of risk described above in connection with any forward-looking statements that we may make in this prospectus. Forward-looking statements speak only as of the date they are made. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See "Where You Can Find More Information."

                                 U.S. BANCORP

          U.S. Bancorp is the organization created by the acquisition by Firstar Corporation of the former U.S. Bancorp of Minneapolis. The new company retained the U.S. Bancorp name. We are a multi-state financial services holding company headquartered in Minneapolis, Minnesota. We are incorporated in Delaware and provide financial services as a financial holding company and a bank holding company registered under the Bank Holding Company Act. We provide a full range of financial services, including lending and depository services, through more than 2,200 banking offices principally in 24 states. We also engage in credit card, merchant and automated teller machine, or ATM, processing; mortgage banking; insurance; trust and investment management; brokerage; leasing; and investment banking activities, principally in domestic markets. As of June 30, 2001, we and our subsidiaries had consolidated assets of $165.2 billion, consolidated deposits of $106.9 billion and total shareholders' equity of $15.5 billion.

          Our banking subsidiaries provide an array of banking services to both domestic and foreign customers and correspondent banks. These banking subsidiaries range in size from less than $1.0 million to over $100 billion in deposits. The consumer banking business delivers products and services to the broad consumer market and small businesses through our banking offices, telemarketing, on-line services, direct mail and ATMs. This business encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking and investment sales through our banking branches. Our network of 5,200 branded ATMs offers customers an additional banking convenience. The payment services division provides customers with consumer and business credit cards, corporate and purchasing services, lines of credit, ATM processing and merchant processing. Through this division, we are the largest provider of VISA[Registered Trademark] corporate and purchasing cards in the world. Our wholesale banking divisions offer lending, depository, treasury management and other financial services to an array of middle market, large corporate and public sector clients including institutional organizations, government entities and other financial institutions. Depository services include checking accounts, savings accounts and time certificates of deposits. Ancillary services, such as treasury management, include receivable lockbox collection, foreign exchange and investment services. Additionally, our bank and trust subsidiaries provide a full range of fiduciary services for individuals, estates, foundations, business corporations and charitable organizations. We are one of the largest providers of corporate trust services in the nation.

          Our non-banking subsidiaries offer a variety of products and services. Our wholly-owned subsidiary, U.S. Bancorp Piper Jaffray, Inc., engages in equity and fixed income trading activities, offers investment banking and underwriting services to corporate and public sector customers and provides financial advisory services and securities, mutual funds annuities and insurance products to customers and regionally based businesses through a network of over 100 offices.

          Our principal executive offices are located at 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, and our telephone number is (612) 973-1111.

          For more information about us, see our documents incorporated by reference in this prospectus as described under the section "Where You Can Find More Information."

                            SUMMARY OF THE OFFERING

CZARS Offered.....................      $1,483,179,000 principal amount at
                                        maturity of Contingent Zero-Coupon
                                        Accreting Redeemable Securities
                                        (Convertible Senior Notes) Due 2021,
                                        or CZARS. We will not pay cash interest
                                        on the CZARS before maturity, other
                                        than as described below under
                                        "Description of the CZARS--Optional
                                        conversion to semi-annual cash pay
                                        CZARS upon Tax Event" and "Description
                                        of the CZARS--Contingent interest."
                                        Each CZARS was issued at a price of
                                        $741.65 and a principal amount at
                                        maturity of $1,000.

Maturity..........................      August 6, 2021.

Yield to Maturity of CZARS........      1.50% per year, computed on a
                                        semi-annual bond equivalent basis,
                                        calculated from August 6, 2001.

Conversion Rights.................      Holders may convert their CZARS at any
                                        time before the close of business on
                                        August 6, 2021 if the average per share
                                        sale price of our common stock for
                                        the 20 trading days immediately before
                                        the conversion date is equal to or
                                        greater than a specified percentage,
                                        beginning at 120% and declining 1/2%
                                        each year thereafter until it reaches
                                        110% at maturity, of the accreted
                                        value of a CZARS, divided by the
                                        conversion rate.

                                        Holders may also convert CZARS
                                        regardless of the sale price of our
                                        common stock, in multiples of $1,000
                                        principal amount at maturity, at any
                                        time after:

                                        o    the credit rating assigned to the
                                             CZARS by any two of Moody's
                                             Investors Service, Inc., or
                                             Moody's, Standard & Poor's
                                             Ratings Group, or S&P, or Fitch
                                             IBCA Duff & Phelps, or Fitch, are
                                             reduced below Baa1, BBB and
                                             BBB+, respectively, or the CZARS
                                             are no longer rated by any two of
                                             these ratings services;

                                        o    we call the CZARS for redemption;

                                        o    we make specified distributions to
                                             our shareholders; or

                                        o    we become a party to a
                                             consolidation, merger or binding
                                             share exchange as a result of
                                             which our common stock would be
                                             converted into cash or property
                                             (other than securities).

                                        For each CZARS converted, we will
                                        deliver 24.1430 shares of our common
                                        stock. The conversion rate may be
                                        adjusted under some circumstances, but
                                        will not be adjusted for increases in
                                        accreted value or accrued and unpaid
                                        interest.

                                        Your right to surrender CZARS for
                                        conversion will expire at the close of
                                        business on August 6, 2021.

Ranking...........................      The CZARS are our general obligations
                                        and are not secured by any collateral.
                                        Your right to payment under these CZARS
                                        are:

                                        o    junior to the rights of our
                                             secured creditors to the extent
                                             of their security in our assets;

                                        o    equal with the rights of
                                             creditors under our other
                                             unsecured unsubordinated debt,
                                             including our revolving credit
                                             facilities;

                                        o    senior to the rights of creditors
                                             under debt expressly subordinated
                                             to these CZARS; and

                                        o    effectively subordinated to
                                             creditors of our subsidiaries.

Contingent Interest...............      We will pay contingent interest to the
                                        holders of CZARS during any six-month
                                        period from August 6 to February 5 and
                                        from February 6 to August 5, commencing
                                        with the six month period beginning
                                        August 6, 2003, if the average price
                                        of the CZARS for the five trading days
                                        ending on the second trading day
                                        immediately preceding the relevant
                                        six-month period equals 120% or more
                                        of the accreted value of the CZARS on
                                        the day immediately preceding the
                                        beginning of the relevant six-month
                                        period. If we declare a dividend for
                                        which the record date falls before the
                                        first day of a six-month period but
                                        the payment date falls within the
                                        six-month period, then the relevant
                                        period for determining the average
                                        CZARS price will be the five trading
                                        days ending on the second trading day
                                        immediately preceding that record date.
                                        The amount of contingent interest
                                        payable per CZARS in respect of any
                                        six-month period will equal the greater
                                        of (1) cash dividends paid by us per
                                        share on our common stock during that
                                        six-month period multiplied by the
                                        number of shares of common stock
                                        issuable upon conversion of a CZARS
                                        and (2) .17575% of the accreted value
                                        of the CZARS. See "Description of the
                                        CZARS--Contingent interest."

Tax  .............................      We and each holder will agree in the
                                        indenture to treat the CZARS as
                                        contingent payment debt instruments
                                        for United States federal income tax
                                        purposes. As a holder of a CZARS, you
                                        will agree to accrue original issue
                                        discount on a constant yield to
                                        maturity basis at a rate comparable to
                                        the rate at which we would borrow in
                                        a noncontingent, nonconvertible
                                        borrowing, 7.03%, even though the
                                        CZARS will have a significantly lower
                                        yield to maturity. You will recognize
                                        taxable income significantly in excess
                                        of cash received, if any, while the
                                        CZARS are outstanding. Additionally,
                                        you will generally be required to
                                        recognize ordinary income on the gain,
                                        if any, realized (including the fair
                                        market value of stock received) on a
                                        sale, exchange, conversion or
                                        redemption of the CZARS. See "Certain
                                        United States Federal Income Tax
                                        Consequences." The application of the
                                        contingent payment debt rules to the
                                        CZARS is uncertain and no ruling will
                                        be obtained from the Internal Revenue
                                        Service. You should consult your own
                                        tax advisor concerning the tax
                                        consequences of owning the CZARS.

Sinking Fund......................      None.

Optional Redemption...............      We may not redeem the CZARS before
                                        August 6, 2003. We may, at any time on
                                        or after August 6, 2003, redeem for
                                        cash all or a portion of the CZARS at
                                        their accreted value, plus accrued and
                                        unpaid interest, if any. Indicative
                                        redemption prices are set forth in
                                        this prospectus on page 15.

Purchase of the CZARS by Us
    at the Option of the Holder...      Holders may require us to purchase
                                        their CZARS on any one of the following
                                        dates at the following purchase prices
                                        in cash plus accrued and unpaid
                                        interest, if any:

                                        o     On August 6, 2002 at a price of
                                              $752.82 per CZARS;

                                        o     On August 6, 2003 at a price of
                                              $764.15 per CZARS;

                                        o     On August 6, 2004 at a price of
                                              $775.66 per CZARS;

                                        o     On August 6, 2006 at a price of
                                              $799.19 per CZARS;

                                        o     On August 6, 2008 at a price of
                                              $823.44 per CZARS;

                                        o     On August 6, 2011 at a price of
                                              $861.19 per CZARS;

                                        o     On August 6, 2016 at a price of
                                              $928.01 per CZARS;

                                        If we elect to have cash interest
                                        accrue on the CZARS, as provided below,
                                        the purchase price will be adjusted as
                                        described below.

Optional Conversion to Semi-
   Annual Cash Pay CZARS
   upon a Tax Event ..............      From and after the occurrence of a Tax
                                        Event, as defined in this prospectus,
                                        at our option, the CZARS will cease to
                                        accrue original issue discount, and
                                        cash interest will accrue on each
                                        CZARS from the date on which we
                                        exercise the option at the rate of
                                        1.50% per year on the restated
                                        principal amount (i.e., the accreted
                                        value of the CZARS on the later of the
                                        date of the Tax Event and the date we
                                        exercise the option) and will be
                                        payable semi-annually on the interest
                                        payment dates of February 6 and August
                                        6 of each year to holders of record at
                                        the close of business on each regular
                                        record date immediately preceding the
                                        relevant interest payment date.
                                        Interest will be computed on the basis
                                        of a 360-day year comprised of twelve
                                        30-day months and will initially
                                        accrue from the option exercise date,
                                        and thereafter from the last date to
                                        which interest has been paid. In such
                                        an event, the redemption prices,
                                        purchase prices for purchases of CZARS
                                        at the option of holders and
                                        Fundamental Change purchase prices,
                                        will be adjusted as described under
                                        "Description of the CZARS--Conversion
                                        rights." There will be no changes in a
                                        holder's conversion rights in the
                                        event we elect to have cash interest
                                        accrue on the CZARS.

Fundamental Change................      Upon the occurrence of a Fundamental
                                        Change, as defined in this prospectus,
                                        occurring before August 6, 2003,
                                        involving us, each holder may require
                                        us to purchase for cash all or a
                                        portion of that holder's CZARS. The
                                        purchase price will be equal to the
                                        accreted value of the CZARS on the date
                                        of purchase, plus accrued and unpaid
                                        interest, if any. See "Description of
                                        the CZARS--Fundamental Change permits
                                        holders to require us to purchase
                                        CZARS."

Use of Proceeds...................      We will not receive any of the proceeds
                                        from the sale by any selling
                                        securityholder of the CZARS or the
                                        shares of common stock issuable upon
                                        conversion of the CZARS.

Global Securities.................      The CZARS have been issued in book
                                        entry form, which means that they are
                                        represented by one or more permanent
                                        global securities registered in the
                                        name of The Depository Trust Company,
                                        or DTC. The global securities have
                                        been deposited with the trustee as
                                        custodian for DTC. See "Description of
                                        the CZARS--Book entry, delivery and
                                        form."

Trading...........................      The CZARS issued in the initial
                                        placement are eligible for trading on
                                        the Private Offerings, Resales and
                                        Trading through Automatic Linkages
                                        Market commonly referred to as the
                                        Portal Market. CZARS sold using this
                                        prospectus, however, will no longer be
                                        eligible for trading in the PORTAL
                                        system. We do not intend to list the
                                        CZARS on any national securities
                                        exchange or automated quotation system.
                                        Our common stock is listed on the New
                                        York Stock Exchange under the symbol
                                        "USB."

Risk Factors......................      An investment in the CZARS or shares of
                                        common stock issuable upon conversion
                                        of the CZARS involves risks.  You
                                        should carefully consider all the
                                        information in this prospectus.  In
                                        particular, you should evaluate the
                                        specific risk factors set forth under
                                        "Risk Factors" beginning on page 8.

                                 RISK FACTORS

          You should consider carefully the following risks in addition to all the other information included or incorporated by reference in this prospectus, including the Special Note Regarding Forward-Looking Statements, before deciding to invest in the CZARS.

          If we experience a Fundamental Change, we may be unable to purchase the CZARS you hold as required under the indenture.

          Upon the occurrence of a Fundamental Change, we must make an offer to purchase all of the outstanding CZARS. If a Fundamental Change has occurred under the indenture, a change of control might also occur under any other indenture or other agreement governing our then-existing debt or might result in the acceleration of the maturity of any of our then existing indebtedness. If a Fundamental Change were to occur or we were required to purchase outstanding CZARS as described under "Description of the CZARS--Purchase of CZARS at the option of the holder," we cannot assure you that we would have sufficient funds to pay the purchase price for all CZARS and amounts due under other indebtedness that we may be required to purchase or repay. If we fail to purchase the CZARS when required upon a Fundamental Change, an event of default will result with respect to the CZARS.

          An active trading market for the CZARS may not develop.

          Prior to the initial placement of the CZARS, there was no trading market for the CZARS. Although the initial purchasers have advised us that they currently intend to make a market in the CZARS, they are not obligated to do so and may discontinue market making activities at any time without notice. In addition, their market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act.

          We cannot assure you that an active trading market for the CZARS will develop or as to the liquidity or sustainability of any trading market for the CZARS, the ability of the holders to sell their CZARS or the price at which holders of the CZARS will be able to sell their CZARS. Future trading prices of the CZARS will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors.


          Investment in the CZARS will result in the yearly inclusion in your taxable income of amounts significantly in excess of cash received while the CZARS are outstanding.


          We and each holder agree in the indenture to treat the CZARS as contingent payment debt instruments subject to the contingent payment debt regulations. As a result, you will be required to include amounts in income, as original issue discount, in advance of the cash you receive on the CZARS. The rate at which you will accrue this original issue discount will be comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the CZARS have a significantly lower yield to maturity. You will recognize taxable income significantly in excess of cash received while the CZARS are outstanding. In addition, under the indenture, you will recognize taxable income upon the conversion of the CZARS equal to the difference between the fair market value of the common stock received and your basis in the CZARS. Gain or loss upon a sale, exchange or conversion will be ordinary income. See "Certain United States Federal Income Tax Consequences."

          Your claim against us will be limited if a bankruptcy proceeding is commenced against us.

          If a bankruptcy proceeding is commenced in respect of us, the claim of the holder of a CZARS is, under Title 11 of the United States Code, limited to the issue price of the CZARS plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "USB." The following table provides, for the calendar quarters indicated, the high and low closing sales prices per share on the NYSE for the periods shown below as reported on the NYSE and dividends per share paid during those periods. The table reflects price and dividend history for Firstar Corporation before the acquisition of U.S. Bancorp effective February 27, 2001.


                                                                                        Dividends
                                                         NYSE Sale Price                 Common
                                                      High               Low             Stock


Period
1999:
     First Quarter..............................     $31.85             $27.42           $.10
     Second Quarter.............................      34.56              26.25            .10
     Third Quarter..............................      29.44              22.31            .10
     Fourth Quarter.............................      29.38              20.25            .1625
2000:
     First Quarter..............................      24.63              17.00            .1625
     Second Quarter.............................      27.75              21.06            .1625
     Third Quarter..............................      25.00              19.75            .1625
     Fourth Quarter.............................      24.25              15.63            .1625
2001:
     First Quarter..............................      25.63              19.25            .1875
     Second Quarter.............................      23.49              20.86            .1875
     Third Quarter..............................      25.02              19.38            .1875
     Fourth Quarter through November 26.........      22.70              16.81              --



          The amount of future common stock dividends will depend on earnings, financial condition, the last capital requirements and other factors, and will be determined by the directors on a quarterly basis.

          As of September 30, 2001, there were approximately 94,792 direct holders of our common stock.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by any selling securityholder of the CZARS or the shares of common stock issuable upon conversion of the CZARS.

                           DESCRIPTION OF THE CZARS

          We issued the CZARS under an indenture dated as of October 1, 1991, between us (as successor to First Bank System, Inc.) and Citibank, N.A., as trustee, as supplemented by a supplemental indenture to the indenture, dated as of August 6, 2001. References to the indenture include the indenture as supplemented by the supplemental indenture.

          The following description is only a summary of the material provisions of the CZARS and the indenture. Because the following description is only a summary, it does not contain all information that you may find useful. For further information you should read the indenture and the CZARS. The indenture and the form of the CZARS are available as set forth under "Where You Can Find More Information."

          Definitions of certain terms are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined in this prospectus have the meanings assigned to them in the indenture, and those definitions are incorporated in this prospectus by reference. As used in this description, unless otherwise indicated, the words "we," "us" and "our" refer to U.S. Bancorp (and its successors) and not any of our subsidiaries.

General

          The CZARS:

          o are our unsecured senior obligations and rank equally with all of our other unsecured senior indebtedness;

          o are limited to $1,483,179,000 aggregate principal amount at maturity; and

          o     will mature on August 6, 2021.

          Except under circumstances described under "--Optional conversion to semi-annual cash pay CZARS upon Tax Event" and "Contingent interest," we will not pay cash interest on the CZARS. Instead, the CZARS will accrete to a principal amount of $1,000 per CZARS upon maturity, representing a yield to maturity of 1.50% per annum.

          The CZARS are redeemable before the maturity date on or after August 6, 2003, as described below under "--Optional redemption," and do not have the benefit of a sinking fund. Principal of the CZARS will be payable, and the transfer of CZARS will be registrable, at the office of the trustee. U.S. Bank Trust, National Association, one of our affiliates, will initially serve as paying agent for the CZARS.

          The CZARS were originally offered at a substantial discount from their principal amount at maturity. Except as described below, we will not make periodic cash payments of interest on the CZARS. Each CZARS of $1,000 principal amount at maturity was issued at an issue price of $741.65. For United States federal income tax purposes, we will report the accrual of original issue discount at the comparable yield of 7.03% under the contingent payment debt regulations while the CZARS remain outstanding. The issue date for the CZARS and the commencement date for the accrual of original issue discount was August 6, 2001. See "Certain United States Federal Income Tax Considerations--United States holders--Accrual of interest."

          The CZARS were issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of CZARS, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of CZARS. The CZARS are represented by one or more global securities registered in the name of a nominee of DTC. See "--Book entry, delivery and form."

Ranking

          The CZARS are our general unsecured obligations and rank senior in right of payment to all our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the CZARS and equal in right of payment with all our existing and future unsecured indebtedness that is not so subordinated. Because we are a holding company, our rights and the rights of our creditors, including the holders of the CZARS offered in this prospectus, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary's creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of these banking subsidiaries. Claims from creditors (other than us), on the subsidiaries, may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings.

Conversion rights

          Holders may convert CZARS, in multiples of $1,000 principal amount at maturity, into our common stock at any time before the close of business on August 6, 2021, if the average sale price, as defined below, of our common stock for the 20 trading days immediately before the conversion date is equal to or greater than a specified percentage, beginning at 120% in the year of issuance and declining 1/2% each year thereafter until it reaches 110% at maturity, of the accreted value, as defined below, as of the conversion date, divided by the conversion rate.

          Holders may also convert CZARS regardless of the sale price of our common stock, in multiples of $1,000 principal amount at maturity, into our common stock at any time after any of the following events:

          o Change in Credit Ratings. The credit ratings assigned to the CZARS by any two of Moody's, S&P or Fitch are reduced below Baa1, BBB and BBB+, respectively, or the CZARS are no longer rated by any two of these ratings services;

          o Redemption of CZARS. We redeem the CZARS, in which case holders may convert at any time before the close of business on the business day before the redemption date; or

          o     Occurrence of Specified Corporate Transactions.  We elect to:

                (1) become a party to a consolidation, merger or binding share exchange as a consequence of which our common stock would be converted into cash or property (other than securities), in which case a holder may surrender CZARS for conversion at any time from and after the date which is 15 days before the anticipated effective date for the transaction until 15 days after the actual effective date for the transaction;

                (2) distribute to all holders of our common stock assets, debt, securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the sale price of our common stock on the day preceding the declaration date for that distribution; or

                (3) distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, our common stock at less than the sale price at the time of the distribution.

          In the case of clause (2) or (3), we must notify the holders of CZARS at least 20 days before the ex-dividend date for the distribution. Once we have given this notice, holders may surrender their CZARS for conversion at any time until the earlier of the close of business on the business day before the ex-dividend date or our announcement that the distribution will not take place.

          A CZARS for which a holder has delivered a purchase notice or a Fundamental Change purchase notice, requiring us to purchase the CZARS may be converted only if that notice is withdrawn in accordance with the indenture.

          The initial conversion rate is 24.1430 shares of our common stock per CZARS. The conversion rate may be adjusted upon the occurrence of certain events described below. The conversion rate will not be adjusted for accrued original issue discount or accrued and unpaid interest, if any.

          In lieu of issuing fractional shares, we will pay an amount of cash based on the sale price of our common stock on the trading day immediately preceding the conversion date. On conversion of a CZARS, a holder will not receive any cash payment representing accrued original issue discount or accrued and unpaid interest, if any. Our delivery to the holder of the fixed number of shares of our common stock into which the CZARS is convertible, together with any cash payment for fractional shares, will be deemed:

          o to satisfy our obligation to pay the principal amount at maturity of the CZARS;

          o to satisfy any obligation to pay the increase in accreted value from the issue date of the CZARS through the conversion date; and

          o to satisfy any obligation to pay accrued and unpaid interest, if any.

          As a result, accreted value is deemed to be paid in full rather than canceled, extinguished or forfeited.

          A certificate for the number of full shares of our common stock into which any CZARS is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

          The conversion rate will be adjusted for:

          o dividends or distributions on our common stock payable in our common stock or our other capital stock;

          o subdivisions, combinations or certain reclassifications of our common stock;

          o distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days at less than the sale price at the time; and

          o distributions to all holders of our common stock of our assets, debt securities or certain rights to purchase our securities, if the distribution has a per share value exceeding 15% of the market price, as defined below, on the day preceding the declaration of the distribution (aggregating distributions on an annual basis).

          No adjustment in the conversion rate will be required unless the adjustment would require a change of at least 1% of the conversion rate then in effect, except that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase common stock or any securities convertible into or exchangeable for common stock.

          No adjustment need be made if holders may participate in the transaction that would otherwise give rise to such an adjustment. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to shareholders (a) equals or exceeds the sale price of our common stock, or (b) the sale price of our common stock exceeds the fair market value of those assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of our common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its CZARS immediately before the record date for determining the shareholders entitled to receive the distribution. The indenture will permit us to increase the conversion rate from time to time.

          If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a CZARS into our common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of ours or of another person's which the holder would have received if the holder had converted the holder's CZARS immediately before the transaction.

          Holders of the CZARS may, in certain circumstances, be deemed to have received a distribution treated as a dividend for United States federal income tax purposes as the result of:

          o a taxable distribution to holders of our common stock which results in an adjustment of the conversion rate; or

          o     an increase in the conversion rate at our discretion.

          If we exercise our option to have cash interest accrue on a CZARS following a Tax Event, as defined below, the holder will be entitled on conversion to receive the same number of shares of our common stock or other property that the holder would have received if we had not exercised this option.

          If we exercise our option to have cash interest accrue on a CZARS following a Tax Event or are required to pay contingent interest, CZARS surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for CZARS to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the contingent interest or interest that the holder is to receive on the CZARS. See "--Contingent interest" and "--Optional conversion to semi-annual cash pay CZARS upon Tax Event."

Contingent interest

          Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of CZARS during any six-month period from August 6 to February 5 and from February 6 to August 5, commencing with the six-month period beginning August 6, 2003, if the average price of the CZARS for the applicable five trading day period, which we refer to as the average CZARS price, equals 120% or more of the accreted value of the CZARS on the day immediately preceding the relevant six-month period. See "--Optional redemption" for a listing of the accreted value at specified dates. We will pay contingent interest only in cash. The "applicable five trading day period" means the five trading days ending on the second trading day immediately preceding the relevant six-month period, unless we declare a dividend for which the record date falls before the first day of a six-month period but the payment date falls within that six-month period, in which case the "applicable five trading day period" means the five trading days ending on the second trading day immediately preceding the record date.

          The amount of contingent interest payable per CZARS in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of our common stock issuable upon conversion of a CZARS at the then applicable conversion rate and (2) .17575% of the accreted value.

          Contingent interest, if any, will accrue and be payable to holders of CZARS as of the record date for the related common stock dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, to holders of CZARS as of the fifteenth day preceding the last day of the relevant six-month period. The payments will be paid on the payment date of the related common stock dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, on the last day of the relevant six-month period. For United States federal income tax purposes, original issue discount will continue to accrue at the comparable yield, which we will report as 7.03% under the contingent debt payment regulations, subject to adjustment for actual payments of contingent interest. See "Certain United States Federal Income Tax Considerations--United States holders--Accrual of interest."

          For financial accounting purposes, our obligation to pay contingent interest on the CZARS constitutes an embedded derivative, the initial value of which is not material to our consolidated financial position. Any material changes in its value will be reflected in our future income statements, in accordance with Statement of Financial Accounting Standards No. 133. "Accounting for Derivative Instruments and Hedging Activities." We do not believe that any future changes in value will have a significant effect on our future reported results of operations.

          Cash dividends are all cash dividends on our common stock (whether regular, periodic, extraordinary, special, nonrecurring or otherwise) as declared by our board of directors.

          The "CZARS price" on any date of determination means the average of the secondary market bid quotations per CZARS obtained by the bid solicitation agent for $10 million principal amount at maturity of CZARS at approximately 4:00 p.m., New York City time, on the determination date from three unaffiliated securities dealers we select, provided that if:

          o at least three such bids are not obtained by the bid solicitation agent, or

          o in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the CZARS,

then the CZARS price will equal (a) the then applicable conversion rate of the CZARS multiplied by (b) the average sale price of our common stock on the five trading days ending on the determination date.

          The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the CZARS.

          If we determine that holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or before the start of that six-month period, we will issue a press release and publish this information on our corporate web site.

Optional redemption

          No sinking fund is provided for the CZARS. Beginning on August 6, 2003, at our option we may redeem the CZARS for cash at any time as a whole, or from time to time in part, at a redemption price equal to the accreted value of the CZARS, plus accrued and unpaid interest, if any. If converted to semi-annual cash pay CZARS, following the occurrence of a Tax Event, the CZARS will be redeemable at the restated principal amount, as defined below, plus accrued and unpaid interest from the date of the conversion through the redemption date. However, in no event may the CZARS be redeemed before August 6, 2003. See "--Optional conversion to semi-annual cash pay CZARS upon Tax Event." We will give holders not less than 30-days' nor more than 60-days' notice of redemption.

          The table below shows what the accreted value of a CZARS of $1,000 principal amount at maturity would be on August 6, 2003, and at specified dates thereafter before maturity and at maturity on August 6, 2021. The accreted value, in dollars, of a CZARS redeemed between the dates set forth below would include an additional amount reflecting the increase in accreted value since the next preceding date in the table.


                                         Increase in Accreted       Redemption
Redemption Date     Issue Price(1)       Value at 1.50%(2)         Price (1+2)

August 6, 2003           $741.65             $ 22.50                $  764.15
August 6, 2004           $741.65             $ 34.01                $  775.66
August 6, 2005           $741.65             $ 45.68                $  787.33
August 6, 2006           $741.65             $ 57.54                $  799.19
August 6, 2007           $741.65             $ 69.57                $  811.22
August 6, 2008           $741.65             $ 81.79                $  823.44
August 6, 2009           $741.65             $ 94.18                $  835.83
August 6, 2010           $741.65             $106.77                $  848.42
August 6, 2011           $741.65             $119.54                $  861.19
August 6, 2012           $741.65             $132.51                $  874.16
August 6, 2013           $741.65             $145.67                $  887.32
August 6, 2014           $741.65             $159.03                $  900.68
August 6, 2015           $741.65             $172.59                $  914.24
August 6, 2016           $741.65             $186.36                $  928.01
August 6, 2017           $741.65             $200.33                $  941.98
August 6, 2018           $741.65             $214.51                $  956.16
August 6, 2019           $741.65             $228.91                $  970.56
August 6, 2020           $741.65             $243.52                $  985.17
August 6, 2021           $741.65             $258.35                $ 1000.00


          If less than all of the outstanding CZARS are to be redeemed, the trustee will select the CZARS to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case the trustee may select the CZARS by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's CZARS is selected for partial redemption and the holder converts a portion of the CZARS, the converted portion will be deemed to be the portion selected for redemption.

Purchase of CZARS at the option of the holder

          On the purchase dates indicated below, we will, at the option of the holder, be required to purchase any outstanding CZARS for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to specified additional conditions. Holders may submit their CZARS for purchase to the paying agent at any time from the opening of business on the date that is 30 business days before the purchase date until the close of business on that purchase date.

          The purchase price of a CZARS (in each case, plus accrued and unpaid interest, if any) will be:

          o     $752.82 per CZARS on August 6, 2002;

          o     $764.15 per CZARS on August 6, 2003;

          o     $775.66 per CZARS on August 6, 2004;

          o     $799.19 per CZARS on August 6, 2006;

          o     $823.44 per CZARS on August 6, 2008;

          o     $861.19 per CZARS on August 6, 2011; and

          o     $928.01 per CZARS on August 6, 2016.

          The foregoing dollar amounts equal the accreted value on the respective purchase dates.

          If before a purchase date the CZARS have been converted to cash pay CZARS, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest from the date of conversion to the purchase date. See "--Optional conversion to semi-annual cash pay CZARS upon Tax Event."

          We will be required to give notice on a date not less than 30 business days before each purchase date by giving notice to all holders and beneficial owners as required by applicable law, stating among other things the procedures that holders must follow to require us to purchase their CZARS.

          The purchase notice given by each holder electing to require us to purchase CZARS must state:

          o if certificated, the certificate numbers of the holder's CZARS to be delivered for purchase;

          o the portion of the principal amount at maturity of CZARS to be purchased, which must be $1,000 or an integral multiple of $1,000; and


          o that the CZARS are to be purchased by us under the applicable provisions of the CZARS and the indenture.


          Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

          o     the principal amount at maturity being withdrawn;

          o if certificated, the certificate numbers of the CZARS being withdrawn; and

          o the principal amount at maturity of the CZARS that remain subject to the purchase notice, if any.

          In connection with any purchase offer pursuant to these provisions, to the extent applicable we will:

          o comply with the provisions of Rule l3e-4, Rule 14e-l and any other tender offer rules under the Exchange Act which may then be applicable; and

          o file Schedule TO or any other required schedule under the Exchange Act.

          Payment of the purchase price for a CZARS for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the CZARS, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the CZARS will be made promptly following the later of the purchase date or the time of delivery of the CZARS.

          If the paying agent holds money or securities sufficient to pay the purchase price of a CZARS on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the CZARS will cease to be outstanding and will cease to accrete original issue discount, whether or not the CZARS is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the CZARS.

          Our ability to purchase CZARS may be limited by the terms of our then existing indebtedness or financing agreements.

          No CZARS may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of all such CZARS.

Fundamental Change permits holders to require us to purchase CZARS

          If a Fundamental Change, as defined below, occurs at any time before August 6, 2003, each holder will have the right, at the holder's option, to require us to purchase any or all of the holder's CZARS. The CZARS may be purchased in multiples of $1,000 principal amount at maturity. We will purchase the CZARS at a price equal to the accreted value of the CZARS on the purchase date plus accrued and unpaid interest, if any. See the table under "--Optional Redemption." If, before the purchase date, we elect to convert the CZARS to cash pay CZARS, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest from the date of conversion to the purchase date. See "--Optional conversion to semi-annual cash pay CZARS upon Tax Event." If a Fundamental Change occurs on or after August 6, 2003, no holder will have a right to require us to purchase any CZARS, except as described above under "--Purchase of CZARS at the option of the holder."

          A "Fundamental Change" will be deemed to have occurred at that time after the original issuance of the CZARS as any of the following occurs:

          (1) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO (or any schedule, form or report under the Exchange Act) disclosing that that person or group has become the direct or indirect "beneficial owner" within the meaning of Rule l3d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

          (2) consummation of any share exchange, consolidation or merger of us as a consequence of which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of our consolidated assets (considered together with our subsidiaries) to any person, other than one of our subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately before the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event will not be a Fundamental Change; or

          (3) continuing directors, as defined below, cease to constitute at least a majority of our board of directors.

          A Fundamental Change will not be deemed to have occurred, however, if either:

                  (I) the sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the announcement of the Fundamental Change, will equal or exceed 105% of the accreted value as of that date, divided by the conversion rate, or

                  (II) at least 50% of the consideration in the transaction or transactions constituting the Fundamental Change consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq Stock Market, or which will be so traded or quoted when issued or exchanged in connection with the Fundamental Change, and as a result of that transaction or transactions the CZARS become convertible solely into such publicly traded shares, excluding cash payments for fractional shares.

          On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the CZARS and the trustee a notice of the occurrence of the Fundamental Change and of the resulting purchase right. This notice will state, among other things, the procedures that holders must follow to require us to purchase their CZARS.

          To exercise the purchase right, holders of CZARS must deliver, on or before the 35th day after the date of our notice of a Fundamental Change, subject to extension to apply with applicable law, the CZARS to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Option to Elect Purchase Upon a Fundamental Change" on the reverse side of the CZARS duly completed, to the paying agent. The purchase notice given by each holder electing to require us to purchase CZARS must state:

          o if certificated, the certificate numbers of the holder's CZARS to be delivered for purchase;

          o the portion of the principal amount at maturity of CZARS to be purchased, which must be $1,000 or an integral multiple of $1,000; and

          o that the CZARS are to be purchased by us under the applicable provisions of the CZARS and the indenture.

          Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

          o     the principal amount at maturity being withdrawn;

          o if certificated, the certificate numbers of the CZARS being withdrawn; and

          o the principal amount at maturity of the CZARS that remain subject to the purchase notice, if any.

          We will be required to purchase the CZARS no later than 35 business days after the occurrence of the relevant Fundamental Change subject to extension to comply with applicable law.

          In connection with any purchase offer pursuant to these provisions, to the extent applicable we will:

          o comply with the provisions of Rule 13e-4, Rule 14e-l and any other tender offer rules under the Exchange Act; and

          o file Schedule TO or any other required schedule under the Exchange Act.

          The purchase rights of the holders could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

          The term "Fundamental Change" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the CZARS upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

          No CZARS may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of all such CZARS.

          The indenture requires the payment of money for CZARS or portions of CZARS validly tendered to and accepted for payment by us pursuant to a Fundamental Change offer. If a Fundamental Change has occurred under the indenture, a change of control might also occur under any other indenture or other agreement governing our then-existing debt or might result in the acceleration of the maturity of any of our then existing indebtedness. If a Fundamental Change were to occur or we were required to purchase outstanding CZARS as described under "--Purchase of CZARS at the option of the holder," we cannot assure you that we would have sufficient funds to pay the purchase price for all CZARS and amounts due under other indebtedness that we may be required to purchase or repay. Failure by us to purchase the CZARS when required upon a Fundamental Change will result in an event of default with respect to the CZARS.

Optional conversion to semi-annual cash pay CZARS upon Tax Event

          From and after the date of the occurrence of a Tax Event, we will have the option to elect to have cash interest in lieu of future original issue discount accrue on all, and not less than all of, the CZARS at the rate of 1.50% per year. If we exercise this option to pay cash interest, the principal amount of each CZARS will be restated (the "restated principal amount") and will equal its accreted value on the date of the Tax Event or the date on which we exercise the option described above, whichever is later (the "option exercise date").

          Cash interest will accrue from the option exercise date and will be payable in cash semi-annually on the interest payment dates of August 6 and February 6 of each year to holders of record at the close of business on July 21 or January 21 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the option exercise date and thereafter from the last date to which interest has been paid. If we exercise this option to pay cash interest, the redemption price, purchase price and Fundamental Change purchase price on the CZARS will he adjusted. However, there will be no change in the holder's conversion rights.

          A "Tax Event" means that we have received an opinion from independent tax counsel experienced in these matters to the effect that, on or after the date of the initial placement of the CZARS, as a result of:

          (1) any amendment to, or change in (including any announced proposed change in), the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

          (2) any official administrative pronouncement, action or judicial decision interpreting or applying these laws or regulations,

          in each case which amendment or change is enacted, promulgated, issued or announced or which proposed change, pronouncement, action or decision is issued or announced, on or after the date of this prospectus, there is more than an insubstantial risk that interest (including original issue discount or contingent interest, if any) payable on the CZARS either:

          o     would not be deductible on a current accrual basis, or

          o     would not be deductible under any other method,

          in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

          The modification of the terms of the CZARS by us upon a Tax Event, as described above, may alter the timing of income recognition by holders of the CZARS with respect to the semi-annual payments of interest due on the CZARS after the option exercise date.

Events of default

          Each of the following constitutes an event of default under the indenture:

          o default in payment of the principal amount at maturity (or if the CZARS have been converted to cash pay CZARS following a Tax Event, the restated principal amount), redemption price, purchase price or Fundamental Change purchase price with respect to any CZARS when this amount becomes due and payable;

          o if additional amounts are owing due to a breach of the registration rights agreement under which we agreed to register the CZARS, contingent interest is payable or the CZARS have been converted to cash pay CZARS following a Tax Event, the failure to pay these additional amounts or interest due within 30 days of the due date;

          o our failure to comply with any of our other agreements in the CZARS or the indenture upon receipt by us of notice of the default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the CZARS then outstanding and our failure to cure (or obtain a waiver of) the default within 60 days after our receipt of that notice;

          o default in the payment of indebtedness for money borrowed under any indenture or instrument under which we have or a principal subsidiary bank has outstanding indebtedness in an amount in excess of $5,000,000 which has become due and has not been paid, or whose maturity has been accelerated and the default has not been cured or acceleration annulled within 60 days after written notice; and

          o     certain events of bankruptcy or insolvency affecting us.

          If any event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the CZARS then outstanding may declare the issue price of the CZARS plus the original issue discount on the CZARS accrued through the date of that declaration to be immediately due and payable. At any time after a declaration of acceleration has been made on the CZARS, but before the trustee has obtained a judgment for payment, the holders of a majority in aggregate principal amount at maturity of the outstanding CZARS may, under some circumstances, rescind and annul the declaration of acceleration. In the case of certain events of bankruptcy or insolvency, the issue price of the CZARS plus the original issue discount accrued on the CZARS through the occurrence of the event of bankruptcy or insolvency will automatically become and be immediately due and payable.

          Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding CZARS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the CZARS.

          We are required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all of the known defaults.

Modification and waiver

          Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount at maturity of the outstanding CZARS affected by the modification or amendment. In addition, we and the trustee may, without the consent of holders of the CZARS, modify the indenture to cure errors, resolve inconsistent provisions or make other provisions provided that these modifications do not adversely affect the interests of holders of the CZARS in any material respect.

          No modification or amendment may, without the consent of the holder of each outstanding CZARS affected thereby,

          o make any change to the percentage of principal amount at maturity of CZARS the holders of which must consent to an amendment;

          o reduce the principal amount at maturity, restated principal amount or issue price, or extend the stated maturity, of any CZARS;

          o reduce the redemption price, purchase price or Fundamental Change purchase price of any CZARS;

          o make any change that adversely affects the right to convert any CZARS;

          o except as otherwise provided in this prospectus and in the indenture, alter the manner or rate of accrual of original issue discount or interest on any CZARS, reduce the rate of interest upon the occurrence of a Tax Event, or extend the time for payment of original issue discount or interest, if any, on any CZARS;

          o make any CZARS payable in money or securities other than that stated in the CZARS;

          o make any change that adversely affects that holder's right to require us to purchase a CZARS; or

          o impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the CZARS.

          The holders of at least a majority in principal amount at maturity of the outstanding CZARS may waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount at maturity of the outstanding CZARS may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding CZARS.

Mergers and sales of assets

          The indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items, (i) the resulting, surviving or transferee person (if other than us) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person assumes all our obligations under the CZARS and the indenture, and (ii) we or the successor person shall not immediately thereafter be in default under the indenture. Upon the assumption of our obligations by such a person in these circumstances, subject to certain exceptions, we will be discharged from all obligations under the CZARS and the indenture. Although the transactions described above are permitted under the indenture, certain of these transactions, if they occur on or before August 6, 2003, could constitute a Fundamental Change permitting each holder to require us to purchase the CZARS of that holder as described above.

Discharge of the indenture

          We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding CZARS or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the CZARS have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a Fundamental Change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding CZARS and paying all other sums payable under the indenture by us.

Limitation of claims in bankruptcy

          If a bankruptcy proceeding is commenced in respect of us, the claim of the holder of a CZARS is, under Title 11 of the United States Code, limited to the issue price of the CZARS plus that portion of the original issue discount that has accreted from the date of issue to the commencement of the proceeding.

Regarding the trustee

          The indenture provides that, except during the continuance of an event of default, the trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person's own affairs.

          The indenture and provisions of the Trust Indenture Act that will be incorporated by reference in the indenture upon the effectiveness of the shelf registration statement of which this prospectus is a part contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of such a claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

          The trustee under the indenture is also the trustee under other indentures relating to other indebtedness we have outstanding. The trustee and its affiliates have performed banking, investment banking, custodial and advisory services for us from time to time for which it and they have received customary fees and expenses.

Calculations in respect of CZARS

          We or our agents will be responsible for making all calculations called for under the CZARS. These calculations include, but are not limited to, determination of the market prices of the CZARS and of the common stock and amounts of interest and contingent interest, if any, on the CZARS. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of CZARS. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Certain definitions

          Set forth below is a summary of some of the defined terms used in the indenture. We refer you to the indenture for the full definition of all terms used in the indenture.

          "accreted value" means, at any date of determination, (1) before such time as the CZARS are converted to cash pay CZARS, the sum of (x) the initial offering price of each CZARS and (y) the portion of the excess of the principal amount of each CZARS over the initial offering price which shall have been amortized by us in accordance with GAAP through that date, that amount to be so amortized on a daily basis and compounded semi-annually on each August 6 and February 6 at the rate of 1.50% per annum from the issue date of the CZARS through the date of determination computed on the basis of a 360-day year of twelve 30-day months and (2) at or after the time that the CZARS are converted to cash pay CZARS, the restated principal amount.

          "common stock" means our common stock, par value $.0l per share, as it exists on the date of the indenture and any shares of any class or classes of our capital stock resulting from any reclassification or reclassifications of our capital stock and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of us and which are not subject to redemption by us; provided, however, that if at any time there is more than one resulting class of our capital stock, the shares of each class then so issuable on conversion of CZARS will be substantially in the proportion which the total number of shares of that class resulting from all of the reclassifications bears to the total number of shares of all classes of capital stock resulting from all of the reclassifications.

          "common equity" of any person means capital stock of that person that is generally entitled to (1) vote in the election of directors of that person or (2) if that person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of that person.

          "continuing director" means a director who was a member of our board of directors on the date two years before the relevant date.

          The "market price" as of any date means the average of the sale prices of our common stock for the 20 trading-day period ending on the third business day (if the third business day before the applicable date is a trading day or, if not, then on the last trading day) before that date, appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day during the 20 trading day period and ending on that date, of certain events with respect to our common stock that would result in an adjustment of the conversion rate.

          The "sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported on the Nasdaq Stock Market.

Governing law

          The indenture and the CZARS are governed by, and construed in accordance with, the law of the State of New York.

Book entry, delivery and form

          The CZARS are evidenced by one or more fully registered global
CZARS. The global CZARS were deposited on or about the issue date of the CZARS with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Upon resale of the CZARS in accordance with the registration statement of which this prospectus forms a part, beneficial interests in the global CZARS will be transferred from one or more restricted global securities to one or more unrestricted global securities. Owners of beneficial interests in the CZARS represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the CZARS, in accordance with the procedures and practices of DTC.

          So long as Cede & Co., as nominee of DTC, is the registered owner of any CZARS, Cede & Co. will be considered the sole owner or holder of the global CZARS outstanding under the indenture. Except as provided below, owners of CZARS will not be entitled to have CZARS registered in their names, will not receive or be entitled to receive physical delivery of CZARS in definitive form, and will not be considered the holders of the CZARS under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. As a result, the ability of a person having a beneficial interest in CZARS represented by the global CZARS to pledge that interest to persons or entities that do not participate in DTC's system or to otherwise take actions in respect of that interest may be affected by the lack of a physical certificate evidencing that interest. You should be aware that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer CZARS may be limited.

          DTC is a limited-purpose trust company which was created to hold securities for its participating organizations, which we refer to as participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants.

          Neither we, the trustee, the paying agent nor the CZARS registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of CZARS by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the CZARS.

          Payments in respect of the principal, premium, if any, and interest on any CZARS registered in the name of Cede & Co. on the applicable record date will be payable by the trustee to or at the direction of Cede & Co. in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the CZARS, including the global CZARS, are registered as the owners of those CZARS for the purpose of receiving those payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts due to beneficial owners of CZARS (including principal, premium, if any, and interest).

          We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with the payments described above, in amounts proportionate to their respective holdings in principal amount at maturity of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of CZARS will be governed by standing instructions and customary practice and will be the responsibility of the participants or the indirect participants.

          As long as the CZARS are represented by one or more global CZARS, DTC's nominee will be the holder of the CZARS and therefore will be the only entity that can exercise a right to repayment or repurchase of the CZARS. See "--Purchase of CZARS at the option of the holder" and "--Fundamental Change permits holders to require us to purchase CZARS." Notice by participants or indirect participants or by owners of beneficial interests in a global CZARS held through participants or indirect participants of the exercise of the option to require purchase or conversion of beneficial interests in CZARS represented by a global CZARS must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. To ensure that DTC's nominee will timely exercise a right to purchase or conversion with respect to a particular CZARS, the beneficial owner of that CZARS must instruct the broker or the participant or indirect participant through which it holds an interest in that CZARS to notify DTC of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a CZARS to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

          If DTC is at any time unwilling to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive CZARS in exchange for the global CZARS.

Same-day settlement and payment

          The indenture requires that payments in respect of the CZARS (including principal, premium, if any, and interest) be made by transfer of same-day funds to the accounts specified by Cede & Co.

Transfer and exchange

          A holder may transfer or exchange the CZARS in accordance with the procedures set forth in the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any CZARS selected for redemption. Also, the registrar is not required to transfer or exchange any CZARS for a period of 15 days before a selection of the CZARS to be redeemed.

          The registered holder of a CZARS will be treated as the owner of it for all purposes.

                          DESCRIPTION OF COMMON STOCK

General

          We are authorized to issue up to 4 billion shares of common stock, par value $.01 per share. As of September 30, 2001, there were 1,969,001,279 shares of common stock issued and outstanding. Our common stock is listed on the New York Stock Exchange under the symbol "USB."

Voting and other rights

          Each share of common stock is entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are elected by a majority of the votes cast, and stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. In general, however:

          o amendments to the certificate of incorporation will be approved if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action; and

          o any merger, dissolution, or the sale of all or substantially all of our assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.

No preemptive or conversion rights

          Our common stock will not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

Assets upon dissolution

          In the event of liquidation, holders of common stock would be entitled to receive proportionately any assets legally available for distribution to our shareholders with respect to shares held by them, subject to any prior or equal rights of any of our preferred stock when outstanding.

Distributions

          Holders of common stock will be entitled to receive the dividends or distributions that our board of directors may declare out of funds legally available for these payments. The payment of distributions by us is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation's assets. In addition, the payment of distributions to shareholders is subject to any prior or equal rights of outstanding preferred stock.

          As a bank holding company, our ability to pay distributions will be affected by the ability of our banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as us, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Restrictions on ownership

          The Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of our voting stock. In addition, the Change in Bank Control Act of 1970, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

U.S. Bancorp Amended and Restated Dividend Reinvestment Stock Purchase Plan

          Under our U.S. Bancorp Dividend Reinvestment and Stock Purchase Plan, or "DRIP," we provide eligible stockholders with a method of investing cash dividends and optional cash payments at 100% of the average market price (as defined in the DRIP) in additional shares of our common stock without all administrative fees and expenses related to the DRIP. The DRIP includes some dollar limitations on participation. Stockholders who are eligible to elect dividend reinvestment may choose to participate in the DRIP with respect to some of their shares and not to participate with respect to others. If stockholders choose not to participate in the DRIP with respect to some or all of their shares, any dividends payable on those shares will be paid in cash and will not be reinvested in our common stock.

Shareholder rights plan

          We have a shareholder rights plan that could discourage unwanted or hostile takeover attempts that are not approved by our board. On February 27, 2001, our board declared a dividend of one preferred share purchase right for each outstanding share of our common stock as of March 9, 2001. The rights currently trade with, and are inseparable from, the common stock.

          Each right allows its holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $100, once the rights become exercisable. This portion of a preferred share will give the shareholder approximately the same dividend and liquidation rights as would one share of common stock. Before exercise, a right does not give its holder any dividend, voting or liquidation rights.

          The right will not be exercisable until the earlier of:

          o 10 days after a public announcement that a person or group has obtained beneficial ownership of 10% or more of our outstanding common stock; or

          o 10 business days (or a later date determined by our board before any person or group has obtained beneficial ownership of 10% or more of our outstanding common stock) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 10% or more of our outstanding common stock.

          The date when the rights become exercisable is referred to in the rights plan as the "distribution date." After that date, the rights will separate from the common stock and will be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 10% or more of our outstanding common stock may not exercise any right even after the distribution date.

          A person or group that acquires beneficial ownership of 10% or more of our outstanding common stock is called an "acquiring person."

          o FLIP IN. If a person or group becomes an acquiring person, all holders of rights other than the acquiring person may purchase shares of our common stock at half their market value.

          o FLIP OVER. If, after a person or group becomes an acquiring person, we are acquired by another entity in a merger or similar transaction, all holders of rights other than the acquiring person may purchase shares of the acquiring company at half their market value.

          Our board may redeem the rights for $.0l per right at any time before a person or group becomes an acquiring person. If the board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $.0l per right.

          Our board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the exercise price of less than 1% will be made.

          The terms of the rights plan may be amended by our board without the consent of the holders of the rights. However, after a person or group becomes an acquiring person, the board may not amend the plan in a way that adversely affects the holders of the rights.

Share repurchase plan

          Our board of directors recently approved a plan to repurchase 56.4 million shares of our outstanding common stock to replace shares issued in connection with our acquisition of NOVA Corporation and we have contracted with Citibank, N.A. (which is the trustee) to purchase shares of our common stock on a forward basis pursuant to this plan. At our election, the contract allows settlements on a physical basis or, subject to certain conditions, on a net basis in shares of our common stock or in cash. To the extent that the market price of our common stock on a settlement date is greater than the forward purchase price, if we elect cash settlement rather than delivery of shares we will receive the net differential. To the extent that the market price of our common stock on a settlement date is lower than the forward purchase price, if we elect cash settlement rather than delivery of shares we will pay the net differential.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          In the opinion of Simpson Thacher & Bartlett, the following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of CZARS, and where noted, the common stock, as of the date of this prospectus. Except where noted, this summary deals only with a CZARS held as a capital asset by a United States holder, and it does not deal with holders in special situations. For example, this summary does not address:

          o tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

          o tax consequences to persons holding CZARS as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

          o tax consequences to holders of CZARS whose "functional currency" is not the U.S. dollar;

          o     alternative minimum tax consequences, if any; or

          o     any state, local or foreign tax consequences.

          The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

          If a partnership holds the CZARS, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the CZARS, you should consult your own tax advisors.

          No statutory, administrative or judicial authority directly addresses the treatment of the CZARS or similar instruments similar to the CZARS for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service, or the IRS, with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

          If you are considering the purchase of CZARS, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

          The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of CZARS.

          For purposes of this discussion, a United States holder is a beneficial owner of a CZARS that is:

          o     a citizen or resident of the United States;

          o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

          o an estate the income of which is subject to United States federal income taxation regardless of its source; or

          o a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     Classification of the CZARS

          Under the indenture governing the CZARS, we and each holder of the CZARS agree, for United States federal income tax purposes, to treat the CZARS as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "contingent debt regulations") in the manner described below. The remainder of this discussion assumes that the CZARS will be so treated and does not address any possible differing treatments of the CZARS. However, the application of the contingent debt regulations to instruments such as the CZARS is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the CZARS. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the CZARS to common stock, and might recognize capital gain or loss upon a taxable disposition of its CZARS. Holders should consult their tax advisors concerning the tax treatment of holding the CZARS.

     Accrual of interest

          Under the rules governing contingent payment debt obligations, actual cash payments on the CZARS, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these contingent debt regulations will be to:

          o require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the CZARS;

          o require you to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

          o generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the CZARS.

          You will be required to accrue an amount of original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the CZARS that equals:

          o the product of (i) the adjusted issue price (as defined below) of the CZARS as of the beginning of the accrual period; and
                (ii) the comparable yield to maturity (as defined below) of the CZARS, adjusted for the length of the accrual period;

          o     divided by the number of days in the accrual period; and

          o multiplied by the number of days during the accrual period that you held the CZARS.

          The issue price of a CZARS was the first price at which a substantial amount of the CZARS was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a CZARS will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the CZARS. If you purchase a CZARS at a price other than its issue price, see the discussion under "--Purchasers of CZARS at a price other than the adjusted issue price."

          Under the contingent debt regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the CZARS. We have determined the comparable yield of the CZARS based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the CZARS. Accordingly, we have determined that the comparable yield is an annual rate of 7.03%, compounded semi-annually.

          We are required to furnish annually to you the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the CZARS and estimates the amount and timing of contingent interest payments and payment upon maturity on the CZARS taking into account the fair market value of the common stock that might be paid upon a conversion of the CZARS. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information." By purchasing the CZARS, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the CZARS.


          The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the CZARS and do not constitute a projection or representation regarding the actual amount of the payment on a CZARS.

     Adjustments to interest accruals on the CZARS

          If the actual contingent payments made on the CZARS differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the CZARS for that taxable year that in an aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year. If you receive in a taxable year actual payments with respect to the CZARS for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

          o first, reduce the amount of original issue discount required to be accrued in the current year;

          o second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the CZARS, reduced to the extent such original issue discount was offset by prior negative adjustments; and

          o third, any excess negative adjustments will be treated as a regular adjustment in the succeeding taxable year.

     Sale, exchange, conversion or redemption

          Upon the sale, exchange, conversion, repurchase or redemption of a CZARS, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the CZARS. As a holder of a CZARS, you agree that under the contingent debt regulations, we will report the amount realized as including the fair market value of our stock that you receive on conversion as a contingent payment. Such gain on a CZARS generally will be treated as ordinary income. Loss from the disposition of a CZARS will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the CZARS. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the CZARS was held for greater than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

          Special rules apply in determining the tax basis of a CZARS. Your basis in a CZARS is generally increased by original issue discount you previously accrued on the CZARS, and reduced by the projected amount of any payments previously scheduled to be made.

          Under this treatment, your tax basis in the common stock received upon conversion of a CZARS will equal the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day of conversion.

          Given the uncertain tax treatment of instruments such as CZARS, you should contact your tax advisers concerning the tax treatment on conversion of a CZARS and the ownership of the common stock.

     Purchasers of CZARS at a price other than the adjusted issue price

          If you purchase a CZARS in the secondary market for an amount that differs from the adjusted issue price of the CZARS at the time of purchase, you will be required to accrue interest income on the CZARS in accordance with the comparable yield even if market conditions have changed since the date of issuance. The rules for accruing bond premium, acquisition premium and market discount will not apply. Instead, you must reasonably determine whether the difference between the purchase price for a CZARS and the adjusted issue price of a CZARS is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the CZARS, a change in interest rates since the CZARS were issued, or both, and allocate the difference accordingly.

          Adjustments allocated to a change in interest rates will cause, as the case may be, a "positive adjustment" or a "negative adjustment" to your interest inclusion. If the purchase price of a CZARS is less than its adjusted issue price, a positive adjustment will result, and if the purchase price is more than the adjusted issue price of a CZARS, a negative adjustment will result. To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the CZARS.

          To the extent that the difference between your purchase price for the CZARS and the adjusted issue price of the CZARS is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the CZARS (and not to a change in the market interest rates), you will be required to reasonably allocate that difference to the contingent payments. Adjustments allocated to the contingent payments will be taken into account when the contingent payments are made. Any negative or positive adjustment of the kind described above made by you will decrease or increase, respectively, your tax basis in the CZARS.

          Certain United States holders will receive Forms 1099-OID reporting interest accruals on their CZARS. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from your purchase of a CZARS in the secondary market at a price that differs from its adjusted issue price on the date of purchase. You are urged to consult your tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

     Constructive distributions

          The conversion price of the CZARS will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

     Tax event

          The modification of the terms of the CZARS by us upon a Tax Event could possibly alter the timing of income recognition by you with respect to payments of interest due after the Tax Event.

     Backup withholding and information reporting

          If you are a United States holder of CZARS, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a CZARS or share of common stock received by you, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, or a certification of exempt status, or if you fail to report in full interest income.

          Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States holders

          The following is a summary of the United States federal tax consequences that will apply to you if you are a non-United States holder of CZARS or shares of common stock. The term "non-United States holder" means a beneficial owner of a CZARS that is not a United States holder.

          Special rules may apply to certain non-United States holders such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies", corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, United States expatriates and these non-United States holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

     Payments with respect to the CZARS

          Amounts attributable to contingent interest will not be exempt from United States federal income or withholding tax and, therefore, non-United States holders will be subject to withholding on payments of contingent interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of an IRS Form W-8ECI from a non-United States holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

          The 30% United States federal withholding tax will not apply to any other payments on the CZARS made to you of principal or interest (other than amounts attributable to contingent interest), including a payment in common stock pursuant to a conversion, provided that:

          o you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

          o you are not a controlled foreign corporation that is related to us through stock ownership;

          o you are not a bank whose receipt of interest (including original issue discount) on a CZARS is described in Section 881(c)(3)(A) of the Code;

          o (a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) you hold your CZARS through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations. Special certification rules apply to holders that are pass-through entities; and

          o our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and we are not a "United States real property holding corporation".

          If you cannot satisfy the requirements described above, payments of interest (including original issue discount) will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed
(1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest (including original issue discount) paid on the CZARS is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

          If you are engaged in a trade or business in the United States and interest (including original issue discount) on a CZARS is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax if you comply with certain certification and disclosure requirements) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in the earnings and profits of such foreign corporation.

     Payments on common stock and constructive dividends

          Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see "--Constructive distributions" above) will be subject to withholding tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

          A non-United States holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     Sale, exchange or redemption of shares of common stock

          Any gain realized upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to United States federal income tax unless:

          o that gain is effectively connected with the conduct of a trade or business in the United States by you,

          o you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

          o we are or have been a "United States real property holding corporation" for United States federal income tax purposes and you hold or held more than five percent of our common stock at any time during the shorter of the five year period preceding the date of disposition or your holding period.

          An individual non-United States holder described in the first bullet point above will be subject to United States federal income tax on the net gain derived from the sale. An individual non-United States holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. A non-United States holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated United States federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

          We believe that we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes. If we are or become a "United States real property holding corporation" and our common stock is and continues to be regularly traded on an established securities market only a non-United States holder of common stock who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than five per cent our common stock will be subject to United States federal income tax on the disposition of our common stock.

      United States federal estate tax

          The United States federal estate tax will not apply to CZARS owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the United States Treasury regulations) and (2) interest on the CZARS would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

      Backup withholding and information reporting

          In general, if you are a non-United States holder you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under "--Payments with respect to the CZARS." We must report annually to the IRS and to each non-United States holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends, regardless of whether withholding was required.

          In addition, if you are a non-United States holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a CZARS or share of common stock within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                         CERTAIN ERISA CONSIDERATIONS

          The United States Employee Retirement Income Security Act of 1974, as amended ("ERISA") imposes certain restrictions on "employee benefit plans" (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of ERISA ("ERISA Plans") and on persons who are fiduciaries with respect to ERISA Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of any CZARS on behalf of that ERISA Plan should determine whether that purchase is permitted under the governing documents of the ERISA Plan and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio.

Prohibited transaction issues

          ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan or of a plan described in Section 4975(e)(l) of the Code (including an individual retirement arrangement) that is subject to Section 4975 of the Code (together with ERISA Plans, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of CZARS should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

          We, directly or through our respective affiliates, may be considered a party in interest or a disqualified person with respect to Plans. The purchase and holding of CZARS by a Plan (or any other entity whose assets include Plan assets that are subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code) with respect to which we or any of our affiliates is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the CZARS are acquired pursuant to and in accordance with an applicable exemption. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, depending in part on the type of Plan fiduciary making the decision to acquire the CZARS and the circumstances under which the decision is made. Included among these exemptions are Prohibited Transaction Class Exemption ("PTCE") 84-14 (for certain transactions engaged in by an independent qualified professional asset manager), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (for certain transactions involving insurance company general accounts) or PTCE 96-23 (for certain transactions engaged in by an in-house asset manager).

Plan asset issues

          ERISA and the Code do not define "plan assets." However, regulations (the "Plan Assets Regulation") promulgated under ERISA by the U.S. Department of Labor generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the U.S. Investment Company Act, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not significant or that the entity is an "operating company," in each case as defined in the Plan Assets Regulation. Since the CZARS may be converted into our common stock, there can be no assurance that equity participation in us by benefit plan investors will not be significant. Although no assurances can be given, we believe that our underlying assets will not be plan assets for purpose of ERISA and the Code.

          If our assets were deemed to be "plan assets" under ERISA, however, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

          Governmental plans, certain church plans and non-United States plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state, federal, non-U.S. or other laws that are substantially similar to the foregoing provisions of ERISA or the Code ("Similar Laws"). Fiduciaries of any such plans should consult with their counsel before purchasing any CZARS.

          Because of the foregoing, the CZARS should not be purchased or held by any person investing "plan assets" of any plan, unless the purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws. Accordingly, by its purchase of a CZARS, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of a CZARS through and including the date of its disposition of the CZARS that the acquisition, holding and disposition of such CZARS by that holder does not and will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Laws.

          The sale of any CZARS to a plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

          The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of the rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, fiduciaries, or other persons considering purchasing the CZARS on behalf of, or with the assets of, any employee benefit plan, should consult with their advisors and/or counsel regarding the matters described herein.

                            SELLING SECURITYHOLDERS

          The CZARS were originally issued by us and sold to Salomon Smith Barney Inc. and U.S. Bancorp Piper Jaffray, Inc. (the "Initial Purchasers") and resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the CZARS listed below and the shares of common stock issued upon conversion of the CZARS. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as future holders of CZARS and the shares of common stock issued upon conversion of the CZARs and the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

          The table below sets forth the name of each selling securityholder, the principal amount at maturity of CZARS that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which those CZARS are convertible. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 10% of our outstanding common stock.


          We have prepared the table below based on information given to us by the selling securityholders on or prior to November 28, 2001. However, any or all of the CZARS or shares of common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of CZARS or shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their CZARS since the date as of which the information in the table is presented.


          Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements to this prospectus. From time to time, additional information concerning ownership of the CZARS and shares of common stock may rest with certain holders of the CZARS not named in the table below and of whom we are unaware.


                                                                                  Number of
                                                                                  Shares of
                                 Aggregate Principal        Percentage          Common Stock         Percentage of
                                Amount at Maturity of        of CZARS            That May be         Common Stock
Name                            CZARS That May be Sold      Outstanding            Sold(1)          Outstanding(2)

AIG SoundShare
     Holdings Ltd.                     $7,271,000                *                  175,543                *
AIG SoundShare Opportunity
     Holding Fund Ltd.                  2,031,000                *                   49,034                *
AIG SoundShare Strategic
     Holding Fund Ltd.                  1,198,000                *                   28,923                *
Allstate Insurance Company              5,100,000                *                  123,129                *
Allstate Life Insurance
     Company                            9,400,000                *                  226,944                *
Aloha Airlines Non-Pilots
     Pension Trust                        125,000                *                    3,017                *
Aloha Pilots Retirement Trust              70,000                *                    1,690                *
Bankers Trust Company trustee
     for DaimlerChrysler
     Corp. EMP#1 Pension
     Plan, dated April 1, 1989          6,270,000                *                  151,376                *
C & H Sugar Company Inc.                  175,000                *                    4,225                *
Commonwealth Professional
     Assurance Co. c/o Income
     Research & Management                800,000                *                   19,314                *
Conseco Annuity Assurance
     Company-Multi-Bucket
     Annuity Convertible Bond
     Fond                               5,500,000                *                  132,786                *


                                      37



Credit Suisse First Boston
     Corp.                            100,500,000              6.8%               2,426,371                *
Drury University                           50,000                *                    1,207                *
Excellus Health Plan c/o
     Income Research &
     Management                         2,925,000                *                   70,618                *
First Union National Bank              13,000,000                *                  313,859                *
Franklin & Marshall College               360,000                *                    8,691                *
Gaia Offshore Master Fund Ltd.         13,910,000                *                  335,829                *
Granville Capital Corporation          30,000,000              2.0%                 724,290                *
Hawaiian Airlines Employees
     Pension Plan - IAM                    60,000                *                    1,448                *
Hawaiian Airlines Pension
     Plan for Salaried
     Employees                             10,000                *                      241                *
Hawaiian Airlines Pilots
     Retirement Plan                      110,000                *                    2,655                *

KBC Financial Products USA
     Inc.                               1,000,000                *                   24,143                *

Lyxor Master Fund                       1,090,000                *                   26,315                *
MedAmerica Insurance Co. c/o
     Income Research &
     Management                         1,725,000                *                   41,646                *
MedAmerica New York Insurance
     Co. c/o Income Research
     & Management                         750,000                *                   18,107                *

Morgan Stanley                         75,000,000              5.1%               1,810,725                *

Penn Treaty Network America
     Insurance Company                    475,000                *                   11,467                *
RAM Trading Ltd.                       10,000,000                *                  241,430                *
Salomon Smith Barney Inc.              29,074,000              2.0%                 701,933                *
SAM Investments                        75,000,000              5.1%               1,810,725                *
State of Oregon/SAIF
     Corporation                        4,200,000                *                  101,400                *
State Street Bank custodian
     for GE Pension Trust               2,895,000                *                   69,893                *
TIERS Floating Rate
     Certificates Trust Series
     2001-20                          458,026,000             30.9%              11,058,121                *
TIERS Floating Rate
     Certificates Trust Series
     2001-22                          219,176,000             14.8%               5,291,566                *
TIERS Floating Rate
     Certificates Trust Series
     2001-23                          130,865,000              8.8%               3,159,473                *
Tufts Associated Health Plans
     c/o Income Research &
     Management                         1,550,000                *                   37,421                *
UBS AG, London Branch                  50,000,000              3.4%               1,207,150                *
UBS AG, London Branch                   2,000,000                *                   48,286                *
UBS O'Connor f/b/o Global
     Equity Arbitrage Master
     Ltd.                              35,000,000              2.4%                 845,005                *
University of Massachusetts
     c/o Income Research &
     Management                           250,000                *                    6,035                *
Y & H Soda Foundation                     135,000                *                    3,259                *

All other holders of CZARS or
  future transferees,
  pledgees, donees, assignees
  or successors of any
  holders(3)(4).............         $  186,103,000           12.5%               4,493,084                *

Total.......................         $1,483,179,000            100%              35,808,390              1.8%


*     Less than one percent (1%).
(1)   Assumes conversion of all of the holder's CZARS at a conversion rate of
      24.1430 shares of common stock per $1,000 principal amount at maturity of the CZARS. This conversion rate is subject to adjustment, however, as described under "Description of the CZARS--Conversion rights." As a result, the number of shares of common stock issuable upon conversion of the CZARS may increase or decrease in the future.


                                      38


(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 1,969,001,279 shares of common stock outstanding as of September 30, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's CZARS, but we did not assume conversion of any other holder's CZARS.
(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4) Assumes that any other holders of CZARS, or any future pledgees, donees, assignees, transferees or successors of or from any other holders of CZARS, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the CZARS at the initial conversion rate.

                             PLAN OF DISTRIBUTION

          We are registering the CZARS and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the CZARS and the shares of common stock covered by this prospectus.

          We will not receive any of the proceeds from the offering of CZARS or the shares of common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the CZARS and shares of common stock beneficially owned by them and offered hereby from time to time:

          o     directly; or

          o through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent's commissions from the selling securityholders or from the purchasers of the CZARS and common stock for whom they may act as agent.

          The CZARS and the common stock may be sold from time to time in one or more transactions at:

          o     fixed prices;

          o     prevailing market prices at the time of sale;

          o     varying prices determined at the time of sale; or

          o     negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the CZARS or shares of common stock offered by them hereby will be the purchase price of the CZARS or shares of common stock less discounts and commissions, if any.

          The sales described in the preceding paragraph may be effected in transactions:

          o on any national securities exchange or quotation service on which the CZARS and common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the common stock;

          o       in the over-the-counter market; or

          o       through the writing of options.

          These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

          In connection with the sales of the CZARS and the shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the CZARS and the shares of common stock, short and deliver CZARS and the shares of common stock to close out such short positions, or loan or pledge CZARS and the shares of common stock to broker-dealers that in turn may sell the CZARS and the shares of common stock.

          To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the CZARS and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the CZARS and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the CZARS and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

          The outstanding shares of common stock are listed for trading on the New York Stock Exchange under the symbol "USB".

          The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the CZARS or the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the CZARS or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

          The CZARS were issued and sold in August 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. We have agreed to indemnify each selling securityholder (including the Initial Purchasers), and each selling securityholder's directors, officers, employees, representatives, agents, and each person, if any, who controls that selling securityholder within the meaning of either the Securities Act or the Exchange Act, and each selling securityholder (including the Initial Purchasers) has agreed to indemnify us, our directors, officers, employees, representatives, agents, and each person, if any, who controls us within the meaning of either the Securities Act or the Exchange Act, against specified liabilities arising under the Securities Act, the Exchange Act or other applicable law.

          The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the CZARS and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the CZARS and the underlying shares of common stock to engage in market-making activities with respect to the particular CZARS and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the CZARS and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the CZARS and the underlying shares of common stock.

          We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

          o the time when the CZARS and the underlying shares of common stock can be sold under Rule 144 or any successor provision;

          o the expiration of the holding period applicable to the CZARS and the underlying shares of common stock held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision; and

          o the date on which all CZARS and the underlying shares of common stock are disposed of in accordance with the registration statement to which this prospectus relates.

          We will be permitted to suspend the effectiveness of the shelf registration statement and the use of this prospectus during specified periods (not to exceed 45 days in any three month period or 90 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the CZARS of the existence of such a suspension. In these cases, we may prohibit offers and sales of CZARS and shares of common stock pursuant to the registration statement to which this prospectus relates.

                                 LEGAL MATTERS

Certain legal matters with respect to the CZARS will be passed upon for us by Jennie Carlson, Esq., Executive Vice President, Deputy General Counsel and Secretary of U.S. Bancorp, and Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett, New York, New York has also advised us as to certain tax matters relating to the CZARS.


                                    EXPERTS

         Our consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference to our Current Report on Form 8-K filed on April 17, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

          U.S. Bancorp is paying all of the selling securityholders' expenses related to this offering, except the selling securityholders will pay any applicable underwriting and broker's commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by U.S. Bancorp in connection with this registration statement and the distribution of the CZARS and shares of common stock registered hereby. All of the amounts shown are estimates except the SEC registration fee.

          SEC registration fee................................$274,389
          Accountant's Fees and Expenses........................$6,000
          Attorneys' Fees and Expenses........................$100,000
          Printing and engraving expenses...........................$0
          Miscellaneous Expenses..................................$500
                 Total........................................$380,889

Item 15. Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

          Article Ninth of U.S. Bancorp's Restated Certificate of Incorporation, as amended, provides that a director will not be personally liable to U.S. Bancorp or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to U.S. Bancorp or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the Delaware statutory provision making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction for which the directors derived an improper personal benefit.

          The bylaws of U.S. Bancorp provide that the officers and directors of U.S. Bancorp and certain others will be indemnified to substantially the same extent permitted by Delaware law.

          U.S. Bancorp maintains a standard policy of officers' and directors' insurance.

Item 16. Exhibits.

          The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.

   Exhibit
    Number                       Description of Exhibits

     4.1 Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)*

     4.2 Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)*

     4.3 Indenture dated as of October 1, 1991 between the Registrant and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated November 12, 1991)*

     4.4 Supplemental Indenture dated as of August 6, 2001 between the Registrant and Citibank, N.A., as Trustee*

     4.5 Form of Contingent Zero-Coupon Accreting Redeemable Securities (CZARS) (Convertible Senior Notes) Due 2021 (included in
                Exhibit 4.4)

     4.6 Registration Rights Agreement dated as of August 6, 2001 between the Registrant, Salomon Smith Barney Inc. and U.S. Bancorp Piper Jaffray Inc.*

     5.1 Opinion of Jennie Carlson, Esq., Executive Vice President, Deputy General Counsel and Secretary of the Registrant*

     5.2        Opinion of Simpson Thacher & Bartlett*

     8.1        Opinion of Simpson Thacher & Bartlett as to certain U.S.
                federal income tax matters*

     12.1 Statement re: Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Registrant's Registration Statement on Form S-3 (File Number 333-65358))*

     23.1       Consent of PricewaterhouseCoopers LLP*

     23.2 Consent of Jennie Carlson, Esq., Executive Vice President, Deputy General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

     23.3       Consent of Simpson Thacher & Bartlett (included in
                Exhibits 5.2 and 8.1)

     24.1 Power of Attorney from directors of the Registrant signing by an attorney-in-fact*

     25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Citibank, N.A. under the Indenture*
---------------
* Previously filed

Item 17. Undertakings.

          (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a Fundamental Change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to its articles, bylaws or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 29, 2001.


                                 U.S. BANCORP


                                 By: /s/ Jerry A. Grundhofer


                                 --------------------------------
                                 Jerry A. Grundhofer
                                 Title: President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


                                                            Title                                 Date


/s/ Jerry A. Grundhofer                    President, Chief Executive Officer and           November 29, 2001
-----------------------                    Director (principal executive officer)
Jerry A. Grundhofer

/s/ David M. Moffett                       Vice Chairman, Chief Financial Officer           November 29, 2001
--------------------                       and Director (principal financial
David M. Moffett                           officer)

/s/ Terrance R. Dolan                      Senior Vice President and Controller             November 29, 2001
---------------------                      (principal accounting officer)
Terrance R. Dolan

/s/ John F. Grundhofer*                    Chairman and Director                            November 29, 2001
----------------------
John F. Grundhofer

/s/ Linda L. Ahlers*                       Director                                         November 29, 2001
--------------------
Linda L. Ahlers

/s/ Victoria B. Buyniski Gluckman*         Director                                         November 29, 2001
----------------------------------
Victoria B. Buyniski Gluckman

/s/ Arthur D. Collins, Jr.*                Director                                         November 29, 2001
---------------------------
Arthur D. Collins, Jr.

/s/ Peter H. Coors*                        Director                                         November 29, 2001
------------------
Peter H. Coors

/s/ John C. Dannemiller*                   Director                                         November 29, 2001
------------------------
John C. Dannemiller



/s/ Joshua Green III*                      Director                                         November 29, 2001
---------------------
Joshua Green III

/s/ J.P. Hayden, Jr.*                      Director                                         November 29, 2001
--------------------
J.P. Hayden, Jr.

/s/ Roger L. Howe*                         Director                                         November 29, 2001
------------------
Roger L. Howe

                                           Director                                         November 29, 2001
-----------------------
Thomas H. Jacobsen

/s/ Delbert W. Johnson*                    Director                                         November 29, 2001
----------------------
Delbert W. Johnson

/s/ Joel W. Johnson*                       Director                                         November 29, 2001
--------------------
Joel W. Johnson

/s/ Jerry W. Levin*                        Director                                         November 29, 2001
-------------------
Jerry W. Levin

/s/ Sheldon B. Lubar*                      Director                                         November 29, 2001
---------------------
Sheldon B. Lubar

/s/ Frank Lyon, Jr.*                       Director                                         November 29, 2001
--------------------
Frank Lyon, Jr.

/s/ Daniel F. McKeithan, Jr.*              Director                                         November 29, 2001
-----------------------------
Daniel F. McKeithan, Jr.

/s/ David B. O'Maley*                      Director                                         November 29, 2001
---------------------
David B. O'Maley

/s/ O'dell Owens, M.D., M.P.H.*            Director                                         November 29, 2001
-------------------------------
O'dell M. Owens, M.D., M.P.H.

/s/ Thomas E. Petry*                       Director                                         November 29, 2001
--------------------
Thomas E. Petry

                                           Director                                         November 29, 2001
---------------------
Richard G. Reiten

/s/ S. Walter Richey*                      Director                                         November 29, 2001
---------------------
S. Walter Richey

/s/ Warren R. Staley*                      Director                                         November 29, 2001
---------------------
Warren R. Staley

                                           Director                                         November 29, 2001
----------------------
Patrick T. Stokes

/s/ John J. Stollenwerk *                  Director                                         November 29, 2001
-------------------------
John J. Stollenwerk

*By: /s/Terrance R. Dolan
-------------------------
Terrance R. Dolan
Attorney-in-fact for the persons
indicated above with an *
Attorney-in-fact

                                 EXHIBIT INDEX

   Exhibit
    Number                        Description of Exhibits

     4.1 Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)*

     4.2 Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)*

     4.3 Indenture dated as of October 1, 1991 between the Registrant and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated November 12, 1991)*

     4.4 Supplemental Indenture dated as of August 6, 2001 between the Registrant and Citibank, N.A., as Trustee*

     4.5 Form of Contingent Zero-Coupon Accreting Redeemable Securities (CZARS) (Convertible Senior Notes) Due 2021 (included in
                Exhibit 4.4)

     4.6 Registration Rights Agreement dated as of August 6, 2001 between the Registrant, Salomon Smith Barney Inc. and U.S. Bancorp Piper Jaffray Inc.*

     5.1 Opinion of Jennie Carlson, Esq., Executive Vice President, Deputy General Counsel and Secretary of the Registrant*

     5.2        Opinion of Simpson Thacher & Barlett*

     8.1        Opinion of Simpson Thacher & Bartlett as to certain U.S.
                federal income tax matters*

     12.1 Statement re: Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Registrant's Registration Statement on Form S-3 (File Number 333-65358))*

     23.1       Consent of PricewaterhouseCoopers LLP*

     23.2 Consent of Jennie Carlson, Esq., Executive Vice President, Deputy General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

     23.3       Consent of Simpson Thacher & Bartlett (included in
                Exhibits 5.2 and 8.1)

     24.1 Power of Attorney from directors of the Registrant signing by an attorney-in-fact*

     25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Citibank, N.A. under the Indenture*
---------------
* Previously filed